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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                 SCHEDULE 14A
                           SCHEDULE 14A INFORMATION

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:
[ ]     Preliminary proxy statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]     Definitive proxy statement
[ ]     Definitive additional materials
[X]     Soliciting material pursuant to Rule 14a-12

              UNITED ROAD SERVICES, INC.
       (Name of Registrant as Specified in Its Charter)
                 N/A
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of filing fee (Check the appropriate box):

   [x]      No fee required.

   [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1) Title of each class of securities to which transactions applies:

   (2)      Aggregate number of securities to which transaction applies:
   (3) Per unit price of other underlying value of transaction computer pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   (4)      Proposed maximum aggregate value of transaction:
   (5)      Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1)      Amount previously paid:

   (2)      Form, schedule or registration statement no.:

                                      -1-
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   (3)      Filing party:

   (4)      Date filed:

Investors are urged to read any relevant documents filed by United Road with the Securities and Exchange Commission because they will contain important information. Investors will be able to obtain these documents, when available, for free from the SEC's web site, www.sec.gov or from United Road, at 518-446-0140.

United Road Services, Inc. may be deemed to be a participant in the solicitation of proxies in respect of the transactions contemplated by the Stock Purchase Agreement, dated as of April 14, 2000, by and between United Road and Blue Truck Acquisition, LLC.

The participants in this solicitation may also include the following directors of United Road: Gerald R. Riordan, Grace M. Hawkins, Edward W. Morawski, Richard
A. Molyneux, Todd Q. Smart, Mark J. Henninger, Merril M. Halpern, Robert L. Berner, III and Michael S. Pfeffer.


          Press Release of United Road dated April 14, 2000

URSI Announces $25.0 Million Equity Investment, Results for Fourth Quarter ended December 31, 1999 and Year ended December 31, 1999 Results

Albany, NY, April 14/ PR Newswire/ -- United Road Services, Inc. (NASDAQ: URSI)

United Road Services announced today that an affiliate of KPS Special Situations Fund, L.P. ("KPS"), a private equity fund, has agreed to invest $25 million in the Company in exchange for participating convertible preferred stock. The preferred stock carries a dividend of 5.5 % per annum until 2006 and 5.0% per annum thereafter, payable in cash or in kind at the option of the Company until 2005 and in cash thereafter. The obligation to pay dividends terminates in 2008 or earlier if the Company's common stock trades above a specified price. The preferred stock is convertible at any time at the option of the holder into shares of the Company's common stock at a conversion price of the lesser of $2.00 or the average trading price of the common stock for the 30 trading days prior to closing, subject to adjustment under certain circumstances. In connection with the transaction, KPS will have the right to designate a majority of the Company's Board of Directors as long as KPS continues to own specified amounts of preferred stock. Completion of the KPS transaction is subject to a number of conditions, including approval of the Company's stockholders and the availability of a replacement or refinancing of the Company's credit facility providing for at least $25.0 million of available borrowings in addition to the amounts currently outstanding. There can be no assurance that the KPS transaction will be consummated.

Gerald Riordan, Chief Executive Officer of the Company commented "The investment by KPS will eliminate a major obstacle to the turn-around of United Road Services. We have a new and committed management team, a clear action plan which is beginning to show improvement, customers that value our services and, with this transaction, an enhanced capital structure to continue to invest in the business. I look forward to working with Mike Psaros and the KPS team in creating value for our shareholders in the future."

Mr. Michael Psaros, a principal of KPS, added, "This transaction marks a new beginning for United Road Services that will allow the Company to execute its business strategy and realize its potential as a premier national provider of transport, towing and recovery services. We have great confidence in the Company's new senior management team and the business and we believe that our equity investment, coupled with a new credit facility, will provide the Company with the capital resources needed to complete its restructuring program. We are excited about this investment and we look forward to working with the Company's employees to complete the integration of the Company's assets, deliver premier service to our customers and maximize value for the Company's stockholders."
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KPS, founded in 1998, is a private equity firm with over $210.0 million of committed capital that invests in middle market companies requiring operational, financial or strategic restructuring.

The Company reported revenues of $66.0 million and a net loss of $28.5 million, which includes a non-cash impairment charge of $28.3 million or a loss of $1.66 per diluted share, for the quarter ended December 31, 1999. Revenues were $255.1 million, and the net loss was $29.7 million, or $1.75 per diluted share, for the year ended December 31, 1999. In connection with the diluted per share amounts, weighted average shares outstanding were 17,128,308 and 16,933,114 for the quarter ended and year ended December 31, 1999, respectively.

For the quarter ended December 31, 1998, the Company reported revenues of $43.1 million and net income of $2.2 million, or $0.15 per diluted share. For the year ended December 31, 1998, revenues were $87.9 million, and net income was $4.4 million, or $0.42 per diluted share. In connection with the diluted per share amounts, weighted average shares outstanding were 14,942,391 and 10,389,903 for the quarter ended and year ended December 31, 1998, respectively.

EBITDA for the fourth quarter of 1999 was a negative $27.6 million, resulting in negative EBITDA of $8.7 million for the year ended December 31, 1999. Excluding the impact of special and impairment charges, EBITDA for the fourth quarter of 1999 would have been $1.6 million and EBITDA for the year ended December 31, 1999 would have been $22.4 million. EBITDA for the fourth quarter of 1998 was $7.4 million, resulting in 1998 EBITDA of $14.5 million.

The Company periodically reviews the recorded value of its long-lived assets and the recoverability of goodwill to determine if the carrying amount of those assets may not be recoverable based upon the future operating cash flows expected to be generated by those assets. During the fourth quarter of 1999, based upon a comprehensive review, the Company recorded a non-cash impairment charge of $28.3 million. As such, the carrying values of these assets were written down to the Company's estimates of fair value. Additionally, other fourth quarter non-recurring charges consisted of $946,000 in severance expense relating to the departure of two members of senior management in December of 1999.

Formed in July 1997, United Road Services has a network of 43 divisions located in 22 states. The Company's broad range of services includes towing, impounding and storing motor vehicles, conducting lien sales and auctions of abandoned vehicles and transporting new and used vehicles and heavy construction equipment. More information on United Road Services may be obtained from the Company's web site at www.unitedroad.com.
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This release contains forward-looking statements.  These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Readers should not place undue reliance on forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. Readers should carefully review the risk factors described in documents the Company files from time to time with the Securities and Exchange Commission.

For additional information, contact Dorraine Teitsch. Investor Relations at
(518) 446-0140.